Exhibit 5.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

November 19, 2020

Veritiv Corporation

1000 Abernathy Road NE

Building 400, Suite 1700

Atlanta, Georgia 30328

Re:	Registration Statement

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333-207286) filed by Veritiv Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by (i) Pre-Effective Amendment No. 1 to Form S-3 filed with the SEC on October 21, 2015, (ii) Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed with the SEC on May 16, 2016, (iii) Post-Effective Amendment No. 2 to Form S-3 on Form S-1 filed with the SEC on November 15, 2016 and (iv) Post-Effective Amendment No. 3 to Form S-1 on Form S-3 filed with the SEC on February 3, 2017 and declared effective on February 15, 2017 (such registration statement, as so amended, the “Registration Statement”). Pursuant to the Registration Statement, the selling stockholder named in the Registration Statement (the “Selling Stockholder”) is selling up to 1,400,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share. The Shares are to be sold by the Selling Stockholder pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company, the Selling Stockholder and the Underwriter named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the sale of the Shares by the Selling Stockholder. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Veritiv Corporation

November 19, 2020

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP